EXHIBIT 4.3
SECOND AMENDMENT
TO
SECOND AMENDED AND RESTATED RIGHTS AGREEMENT
     This Second Amendment to Second Amended and Restated Rights Agreement, dated as of June 29, 2007 (the “Amendment”), is by and between Sovereign Bancorp, Inc., a Pennsylvania corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company (the “Rights Agent”).
WITNESSETH
     WHEREAS, the Company and Rights Agent have heretofore entered into the Second Amended and Restated Rights Agreement, dated January 19, 2005, as amended on October 24, 2005 (as so amended, the “Rights Agreement”);
     WHEREAS, no Distribution Date (as defined in the Rights Agreement) has occurred;
     WHEREAS, the Board of Directors of the Company has adopted, in accordance with Section 27 of the Rights Agreement, a resolution approving this Amendment and directing the appropriate officers of the Company to take all appropriate steps to execute and put into effect this Amendment, and an appropriate officer of the Company has provided a certificate to the Rights Agent as provided for in such Section 27.
     NOW, THEREFORE, in consideration of the premises and covenants set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:
     1. Expiration Date of Rights. Section 7(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:
“(a) Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii), and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one-hundredths of a share (or other securities, cash, or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the close of business on June 30, 2011 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the earlier of (i) and (ii) being herein referred to as the “Expiration Date”), and (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.”
     2. Exhibits. Exhibits B and C of the Rights Agreement are hereby amended and restated to read in their entirety as attached hereto.

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     3. Rights Agreement. On or after the date hereof, each reference in the Rights Agreement (including the Exhibits thereto) to “This Agreement,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Rights Agreement as amended hereby and all Exhibits thereto shall be deemed to be amended to reflect the amendments made hereby.
     4. Effective Date. This Amendment shall be effective as of the date of its execution and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.
     5. Capitalized Terms. Capitalized terms which are used but not defined herein shall have the meaning ascribed to such terms in the Rights Agreement.
     6. Enforceability. If any term, provision, covenant, or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.
     7. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed in accordance with the laws of the Commonwealth applicable to contracts made and to be performed entirely within the Commonwealth; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.
     8. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

SOVEREIGN BANCORP, INC.

By:	/s/ Joseph P. Campanelli

Name:	Joseph P. Campanelli
Title	Chief Executive Officer

Attest:

By:	/s/ Richard Toomey

Name:	Richard Toomey
Title	General Counsel

MELLON INVESTOR SERVICES LLC

By:	/s/ Cynthia Pacolay

Name:	Cynthia Pacolay
Title	Client Relationship Executive

Attest:

By:	/s/ Rita Swartz

Name:	Rita Swartz
Title	Client Relationship Executive

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Exhibit B
[Form of Rights Certificate]
Certificate No. R-                     Rights
NOT EXERCISABLE AFTER                     ,                     , OR EARLIER IF REDEEMED OR EXCHANGED BY THE COMPANY. THE RIGHTS ARE SUBJECT TO REDEMPTION, AT THE OPTION OF THE COMPANY, AT $.001 PER RIGHT ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. UNDER CERTAIN CIRCUMSTANCES, RIGHTS BENEFICIALLY OWNED BY AN ACQUIRING PERSON (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT) AND ANY SUBSEQUENT HOLDER OF SUCH RIGHTS MAY BECOME NULL AND VOID. [THE RIGHTS REPRESENTED BY THIS RIGHTS CERTIFICATE ARE OR WERE BENEFICIALLY OWNED BY A PERSON WHO WAS OR BECAME AN ACQUIRING PERSON OR AN AFFILIATE OR ASSOCIATE OF AN ACQUIRING PERSON (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT). ACCORDINGLY, THIS RIGHTS CERTIFICATE AND THE RIGHTS REPRESENTED HEREBY MAY BECOME NULL AND VOID UNDER THE CIRCUMSTANCES SPECIFIED IN SECTION 7(e) OF SUCH AGREEMENT.]1
Rights Certificate|
SOVEREIGN BANCORP, INC.
     This certifies that                     , or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Second Amended and Restated Rights Agreement, dated as of January 19, 2005, as amended on October 24, 2005 and June 29, 2007 (together, the “Rights Agreement”), between Sovereign Bancorp, Inc., a Pennsylvania corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company (the “Rights Agent”), to purchase from the Company at any time prior to 5:00 P.M. (New York City time) on June 30, 2011, at the office or offices of the Rights Agent designated for such purpose, or its successors as Rights Agent, one one-hundredth of a fully paid, nonassessable share of Series A Junior Participating Preferred Stock (the “Preferred Stock”) of the Company, at a purchase price of $40.00 per one one-hundredth of a share (the “Purchase Price”), upon presentation and surrender of this Rights Certificate with the Form of Election to Purchase and related Certificate duly executed. The number of Rights evidenced by this Rights Certificate (and the number of shares which may be purchased upon exercise thereof) set forth above, and the Purchase Price per share set forth above, are the number and Purchase Price as of January 19, 2005, based on the Preferred Stock as constituted at such date. The Company reserves the right to require prior to the occurrence of a Triggering Event (as defined in the Rights Agreement) that a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.
     Upon the occurrence of a Section 11(a)(ii) Event (as defined in the Rights Agreement), if the Rights evidenced by this Rights Certificate are beneficially owned by (i) an Acquiring Person

[1]	The portion of the legend in brackets shall be inserted only if applicable and shall replace the preceding sentence.

or an Affiliate or Associate of any such Person (as such terms are defined in the Rights Agreement), (ii) a transferee of any such Acquiring Person, Associate, or Affiliate, or (iii) under certain circumstances specified in the Rights Agreement, a transferee of a person who, after such transfer, became an Acquiring Person or an Affiliate or Associate of any such Person, such Rights shall become null and void and no holder hereof shall have any right with respect to such Rights from and after the occurrence of such Section 11(a)(ii) Event.
     As provided in the Rights Agreement, the Purchase Price and the number and kind of shares of Preferred Stock or other securities which may be purchased upon the exercise of the Rights evidenced by this Rights Certificate are subject to modification and adjustment upon the happening of certain events, including a Triggering Event.
     This Rights Certificate is subject to all of the terms, provisions, and conditions of the Rights Agreement, which terms, provisions, and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties, and immunities hereunder of the Rights Agent, the Company, and the holders of the Rights Certificates, which limitations of rights include the temporary suspension of the exercisability of such Rights under the specific circumstances set forth in the Rights Agreement. Copies of the Rights Agreement are on file at the above-mentioned office of the Rights Agent and are also available upon written request to the Rights Agent.
     This Rights Certificate, with or without other Rights Certificates, upon surrender at the office of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number of one one-hundredths of a share of Preferred Stock as the Rights evidenced by the Rights Certificate or Rights Certificates surrendered shall have entitled such holder to purchase. If this Rights Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.
     Subject to the provisions of the Rights Agreement, the Rights evidenced by this Certificate (i) may be redeemed by the Company at its option at a redemption price of $.001 per Right at any time prior to the earlier of the close of business on (a) the 10th business day following notice to the Board of Directors of the occurrence of the Stock Acquisition Date (as such time period may be extended pursuant to the Rights Agreement), and (b) the Final Expiration Date.
     No fractional shares of Preferred Stock will be issued upon the exercise of any Right or Rights evidenced hereby (other than fractions which are integral multiples of one one-hundredth of a share of Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts), but in lieu thereof a cash payment will be made, as provided in the Rights Agreement.
     No holder of this Rights Certificate shall be entitled to vote or receive dividends or be deemed for any purpose the holder of shares of Preferred Stock or of any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or Upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or, to receive notice of meetings or other actions affecting shareholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by this Rights Certificate shall have been exercised as provided in the Rights Agreement.
     This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.
     WITNESS the facsimile signature of the proper officers of the Company and its corporate seal.
Dated as of                     , 20__

SOVEREIGN BANCORP, INC.

By:

Title:

Attest:

By:

Title:
Countersigned:

By
          Authorized Signature

[Form of Reverse Side of Rights Certificate]
FORM OF ASSIGNMENT
(To be executed by the registered holder if such
holder desires to transfer the Rights Certificate.)
     FOR VALUE RECEIVED                                                              hereby sells, assigns and transfers unto

(Please print name and address of transferee)

this Rights Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint                      Attorney, to transfer the within Rights Certificate on the books of the within-named Company, with full power of substitution.
Dated:                                        , 20__

Signature
Signature Guaranteed:
     Signatures must be guaranteed by a participant in the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program.
Certificate
     The undersigned hereby certifies by checking the appropriate boxes that:
     1. this Rights Certificate [ ] is [ ] is not being sold, assigned and transferred by or on behalf of a Person who is or was an Acquiring Person or an Affiliate or Associate of any such Person (as such terms are defined pursuant to the Rights Agreement);
     2. after due inquiry and to the best knowledge of the undersigned, it [ ] did [ ] did not acquire the Rights evidenced by this Rights Certificate from any Person who is, was or subsequently became an Acquiring Person or an Affiliate or Associate of any such Person.
Dated: , 20___
Signature
Signature Guaranteed:
NOTICE
     The signature to the foregoing Assignment and Certificate must correspond to the name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.

FORM OF ELECTION TO PURCHASE
(To be executed if holder desires to exercise Rights represented by the Rights Certificate.)
To: SOVEREIGN BANCORP, INC.:
     The undersigned hereby irrevocably elects to exercise            Rights represented by this Rights Certificate to purchase the shares of Preferred Stock issuable upon the exercise of the Rights (or such other securities of the Company or of any other person which may be issuable upon the exercise of the Rights) and requests that certificates for such shares be issued in the name of and delivered to:
Please insert social security
or other identifying number

(Please print name and address)

     If such number of Rights shall not be all the Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance of such Rights shall be registered in the name of and delivered to:
Please insert social security
or other identifying number

(Please print name and address)

Dated:                                        , 20__

Signature
Signature Guaranteed:
     Signatures must be guaranteed by a participant in the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program.

Certificate
     The undersigned hereby certifies by checking the appropriate boxes that:
     1. the Rights evidenced by this Rights Certificate [ ] are [ ] are not being exercised by or on behalf of a Person who is or was an Acquiring Person or an Affiliate or Associate of any such Person (as such terms are defined pursuant to the Rights Agreement);
     2. after due inquiry and to the best knowledge of the undersigned, it [ ] did [ ] did not acquire the Rights evidenced by this Rights Certificate from any Person who is, was or became an Acquiring Person or an Affiliate or Associate of any such Person.
Dated: , 20___
Signature
Signature Guaranteed:
NOTICE
     The signature to the foregoing Assignment and Certificate must correspond to the name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.
     In the event the certification set for above in the Election to Purchase, is not completed, the Company may, its sole discretion, deem the beneficial owner of the Rights evidenced by this Rights Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement) and such Assignment or Election to Purchase may not be honored.

Exhibit C
SUMMARY OF RIGHTS TO PURCHASE
PREFERRED STOCK
     On September 19, 1989, the Board of Directors of Sovereign Bancorp, Inc. (the “Company”) declared a dividend distribution of one Right for each outstanding share of the Company’s Common Stock, par value $1.00 per share (the “Common Stock”), to shareholders of record at the close of business on October 2, 1989. The Board of Directors amended the terms and conditions of the Rights on September 27, 1995, June 21, 2001, January 19, 2005, October 24, 2005 and on June 29, 2007. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, without par value (the “Preferred Stock”), at a Purchase Price of $40, subject to adjustment. The description and terms of the Rights are set forth in the Second Amended and Restated Rights Agreement, dated January 19, 2005, as amended on October 24, 2005 and June 29, 2007 (collectively, the “Rights Agreement”) between the Company and Mellon Investor Services LLC, as Rights Agent.
     Initially, the Rights will be evidenced by Common Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. The Rights will separate from the Common Stock and a Distribution Date will occur upon the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, 9.9% or more of the outstanding shares of Common Stock or voting securities representing 9.9% or more of the total voting power of the Company (the “Stock Acquisition Date”) or (ii) 10 business days (or such later date as the Board of Directors shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group acquiring 9.9% or more of such outstanding shares of Common Stock or total voting power.
     On October 24, 2005, the Company and the Rights Agent amended the provisions of the Rights Agreement to provide that the term “Acquiring Person” shall not include Banco Santander Central Hispano, S.A. (and its affiliates and associates) (collectively, “Santander”), to the extent and only to the extent that Santander acquires beneficial ownership of Common Stock in accordance with and as permitted by the terms of the Investment Agreement, dated October 24, 2005, between the Company and Santander.
     Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after October 2, 1989, will contain a notation incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any certificate for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.
     The Rights are not exercisable until the Distribution Date and will expire at the close of business on June 30, 2011, unless earlier redeemed as described below. Pursuant to the Rights Agreement, the Company reserves the right to require prior to the occurrence of a Triggering

Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.
     As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise provided in the Rights Agreement or determined by the Board of Directors, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.
     In the event that (i) a person becomes an Acquiring Person (except pursuant to an offer for all outstanding shares of the Company’s voting securities which at least a majority of the members of the Board of Directors of the Company who are not a representative or an affiliate of the Acquiring Person determines to be fair to and otherwise in the best interests of the Company and its shareholders), (ii) an Acquiring Person engages in one or more “self-dealing” transactions as defined in the Rights Agreement, (iii) the Company is the surviving corporation in a merger with an Acquiring Person, or (iv) during such time that there exists an Acquiring Person, a recapitalization or reverse stock split occurs which results in such Acquiring Person’s proportionate ownership interest being increased by more than 1% (any of the foregoing, a “Flip-in Event”), each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property, or other securities of the Company) having a value (based on the lowest closing price of the Common Stock during the twelve-month period preceding the Flip-in Event) equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of a Flip-in Event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person (or by certain related parties) will be null and void. Rights are not exercisable following the occurrence of a Flip-in Event, however, until such time as the Rights are no longer redeemable by the Company as set forth below.
     For example, at an exercise price of $40.00 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following a Flip-in Event would entitle its holder to purchase $80.00 worth of Common Stock based on the lowest closing price of the Common Stock during the twelve-month period preceding the Flip-in Event (or other consideration, as noted above) for $40.00. Assuming that the lowest closing price of the Common Stock during such period was $20.00, the holder of each valid Right would be entitled to purchase four shares of Common Stock for $40.00.
     In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a merger which follows an offer for all outstanding voting securities of the Company, which at least a majority of the members of the Board of Directors of the Company determines to be fair to and otherwise in the best interests of the Company and its shareholders, and the merger price is not less than, and the form of consideration is the same as, that paid in the tender or exchange offer) or (ii) 50% or more of the Company’s assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the second preceding paragraph are referred to as “Triggering Events.”
     The Purchase Price payable and the amount of Preferred Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination, or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).
     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional shares of Preferred Stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.
     At any time until ten business days following notice to the Board of Directors of the occurrence of the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right (payable in cash, Common Stock, or other consideration deemed appropriate as determined by the Board of Directors). At any time prior to the date the Rights would otherwise become nonredeemable, a majority of the members of the Board of Directors of the Company may extend the period for redemption. The Company’s right of redemption may be reinstated if an Acquiring Person reduces such Person’s beneficial ownership to less than 9.9% of the outstanding shares of Common Stock or total voting power in a transaction or series of transactions not involving the Company and there is then no other Acquiring Person. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of the Rights will be to receive the $.001 redemption price.
     At any time after the occurrence of a Flip-in Event, the Board of Directors may exchange the Rights (other than Rights owned by an Acquiring Person or an affiliate or an associate of any such person, which have become void), in whole or in part, at an exchange ratio of one share of Common Stock, and/or other equity securities deemed to have the equivalent value, per Right, subject to adjustment.
     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to the Company, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common stock of the acquiring company as set forth above, or are exchanged as provided in the preceding paragraph.
     Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the Distribution Date. After the Distribution Date, the provisions of the Rights

Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person or an affiliate or associate of any such person), or to shorten or lengthen any time period under the Rights Agreement; however, no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.
     A copy of the Second Amendment to the Second Amended and Restated Rights Agreement, dated June 29, 2007, has been filed with the Securities and Exchange Commission as Exhibit 4.3 to the Company’s Form 8-K/A No. 5 filed on June 29, 2007. Copies of the Rights Agreement are available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.